Exhibit 21.1

SUBSIDIARIES OF LIFELOCK, INC.

Name	Jurisdiction of Incorporation/Formation
ID Analytics, Inc.	Delaware
IDA, Inc.	Delaware
Lemon, Inc.	Delaware
Lemon Argentina, S.R.L.	Argentina
Lavender Holding, LLC	Delaware